Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Quarterly Dividend and Sets Annual Meeting Date

SAN FRANCISCO, CA, June 11, 2008 – Visa Inc. (NYSE:V) today announced that its Board of Directors has declared a quarterly dividend in the aggregate amount of $0.105 per share of Class A Common Stock (determined in the case of Class B and Class C Common Stock on an “as converted” basis) payable on August 29, 2008 to all holders of record of the Company’s Class A, Class B and Class C Common Stock as of August 15, 2008.

The Company also announced that its 2008 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on October 14, 2008, with a record date of September 5, 2008. Notice of stockholder proposals to be considered at the Annual Meeting must be received by the Corporate Secretary at the principal executive offices of the Company between June 16, 2008 and the close of business on July 16, 2008.

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About Visa Inc.: Visa Inc. operates the world’s largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys unsurpassed acceptance around the world, and Visa/PLUS is one of the world’s largest global ATM networks, offering cash access in local currency in more than 170 countries. For more information, visit www.corporate.visa.com

Contacts:

Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Paul Cohen or Sandra Chu, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com